Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Telephone and Data Systems, Inc. for the registration of 200,000 Series A Common Shares and to the incorporation by reference therein of our report dated February 22, 2017, with respect to the consolidated financial statements of Los Angeles SMSA Limited Partnership and Subsidiary included in Telephone and Data Systems, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Certified Public Accountants

Orlando, Florida

August 4, 2017